Exhibit L
Execution Version

Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (“Plan”) is adopted by New Omaha Holdings L.P. (the “Seller”) on August 4, 2021 (the “Adoption Date”), in order to establish a systematic program by which Citigroup Global Markets Inc. (“CGMI”) will use its reasonable best efforts to sell on the Seller’s behalf shares of the common stock (“Stock”) of Fiserv, Inc. (the “Issuer”), which are listed on the NASDAQ Stock Market (“Nasdaq”) under the symbol “FISV”.

A)	Sales Program

1)
The Plan relates to the number of shares of Stock owned by the Seller specified in greater detail on Schedule A-1.  The Plan will not include any options to purchase Stock or Stock subject to vesting conditions.

2)
The Seller hereby appoints CGMI as the Seller’s agent and attorney-in-fact to effect sales under this Plan. CGMI will use its reasonable best efforts to effect sales of Stock on behalf of Seller in accordance with the specific instructions set forth on Schedule A-1 attached hereto and the other provisions of this Plan as set forth below.

3)	The Seller agrees to pay CGMI a commission as specified on Schedule A-1.

4)
The sale prices and number of shares of Stock to be sold will be adjusted following such time as the Seller notifies CGMI promptly of a Stock split, Stock dividend or other like distributions affecting the Stock (“Recapitalization”), which shall be made by providing a new schedule reflecting the adjustment in shares and prices after the recapitalization

5)	(Check the applicable box or boxes)

☑	The Seller is or may be deemed a Rule 144 “Affiliate” of the Issuer.
☐	The Seller is subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”).
☐	Neither of the above is applicable.

The Seller acknowledges that the Seller is solely responsible for complying with Section 16 of the Exchange Act in connection with this Plan, and will be solely responsible if any sales made under this Plan result in the Seller being liable for “short-swing profits” under Section 16(b).

6)
No later than two business days after a sale of Stock is made under the Plan, the Seller agrees to deposit (or make arrangements with the Issuer or its transfer agent to deposit) into an account at CGMI the number of shares of Stock to be sold on any particular day on the Seller’s behalf (including shares that have been issued as a result of Recapitalization).  CGMI will not be responsible for the calculation or payment of any taxes owed by the Seller with respect to sales of Stock made pursuant to the Plan.

7)	For purposes of this Plan, a “business day” means any day on which the New York Stock Exchange is open for business.

8)
It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c) under the Exchange Act and this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

B)	Modification, Suspension and Termination

Exhibit L
Execution Version
1)
Modification: This Plan may be modified by the Seller only if: (a) CGMI approves the modification in writing, and (b) the Seller represents in writing on the date of such modification that it is not aware of any material non-public information regarding the Issuer or any of its securities (including the Stock) and the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1.

2)
Suspension Events: The Seller acknowledges that it may not be possible to sell Stock during the term of this Plan (“Term”) due to: (a) a legal or contractual restriction applicable to the Seller and/or to CGMI, (b) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization), (c) rules governing order execution priority on Nasdaq, or (d) a sale effected pursuant to this Plan that fails to comply (or in the reasonable opinion of CGMI’s counsel is likely not to comply) with Rule 144 under the Securities Act of 1933 (the “1933 Act”).  In the event the Seller intends to suspend this Plan pursuant to clause (a), the Seller will notify CGMI in writing of its intention and the beginning date and the ending date of the suspension or temporary withdrawal period.  To the extent feasible, the notice shall be provided to CGMI no less than two (2) business days prior to the intended commencement date, and CGMI shall attempt to suspend or resume the Plan on the date intended, however, such suspension or resumption shall occur no later than (2) business days following receipt of such notice. CGMI shall promptly notify Seller of any other suspension of this Plan pursuant to this paragraph.

3)
Termination Events: This Plan will terminate on whichever of the following events occurs first: (a) the date specified in Schedule A-1 on which all sales under this Plan will cease, (b) the Seller fails to comply in any material respect with applicable law and/or its obligations under this Plan, (c) as soon as reasonably practicable, but in no event later than two (2) business days, after the date on which CGMI receives written notice that the Seller has terminated this Plan (which may be for any reason), (d) as reasonably practicable after CGMI notifies the Seller in writing that CGMI has terminated this Plan (as may be reasonably determined by CGMI in good faith) and (e) as reasonably practicable, but in no event more than two (2) business days after the date on which CGMI receives notice that the Seller has filed a petition for bankruptcy or the adjustment of the Seller’s debts, or petition for bankruptcy has been filed against the Seller and has not been dismissed within thirty (30) calendar days of its filing.

C)	Seller Representations

The Seller makes the following representations on the Adoption Date.

1)	as of the Adoption Date, the Seller is not aware of any material nonpublic information with respect to the Issuer or any of its securities (including the Stock);

2)
it is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent CGMI from conducting sales throughout the Term in accordance with Schedule A-1 and Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term of this Plan;

3)	it is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

4)
the Stock subject to this Plan is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rule 144, if the Seller is subject to this rule), nor is there

Exhibit L
Execution Version
any litigation, arbitration or other proceeding pending, or to the Seller’s knowledge threatened, that would prevent or interfere with the sale of Stock under this Plan and Seller agrees to notify CGMI if such becomes the case after the Adoption Date during the Term of this Plan;

5)	Seller has not entered into, and while this Plan is in effect, it will not enter into or alter, a corresponding or hedging transaction or position with respect to the Stock; and

6)	after the execution of this Plan, Seller shall not attempt to exercise any authority, influence or control over any sales of Stock effected by CGMI pursuant to this Plan.

D)	Agreements of CGMI

1)
CGMI agrees to conduct all sales pursuant to this Plan in accordance with the manner of sale requirement of Rule 144. CGMI shall not effect any sales that it knows would exceed the then applicable volume limitation of Rule 144. CGMI will not conduct any sale under this Plan to the extent Issuer or Seller has provided a reasonable notice that the Issuer is not in compliance with the reporting requirements referred to in Rule 144(c)(1).

2)
CGMI agrees to complete and file, in paper, on a timely basis, such Forms 144 furnished by Seller pursuant to paragraph (E) on behalf of Seller as required by applicable law and as otherwise described in paragraph (E).

E)	Sales Program

☑	For purposes of Rule 144, the Seller is or may be deemed to be an “affiliate” of the Issuer or intends to sell shares of Stock under this Plan that are “restricted securities.”
☐	Rule 144 is not applicable to the Seller under this Plan

If the Seller is or may be deemed an “affiliate” of the Issuer, or holds “restricted shares” which are not otherwise registered for resale under the 1933 Act, then all sales under this Plan will be made by CGMI in accordance with Rule 144, until such time as Seller notifies CGMI that it is no longer an “affiliate” of the Issuer and has not been an “affiliate” of the Issuer in the past ninety days.  The Seller agrees not to take, and agrees not to cause any person or entity with whom the Seller would be required to aggregate sales of Stock under Rule 144 to take, any action that would cause any such sale under this Plan not to comply with Rule 144.

CGMI will be responsible for filing each required Form 144 in hard copy by mail. CGMI agrees not to use electronic means to file any Form 144 (including, but not limited to, electronic mail or the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system) without Seller’s prior written consent. The Seller acknowledges and agrees that CGMI will make one Form 144 filing each three-month period commencing with the first scheduled sale of Stock under this Plan, except as as may be required more frequently in order for the execution of sales as provided in Schedule A-1.  Following such time as Seller notifies CGMI that it is no longer an “affiliate” of the Issuer and has not been an “affiliate” of the Issuer in the past 90 days and that Seller no longer wishes for CGMI to file Form 144 on its behalf, CGMI shall no longer be required to file such Form 144 filings.  Any such notification shall not impact the execution of the sales under this Plan.

The Seller agrees to advise CGMI promptly of any sale of Stock by the Seller (or any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144) that is not covered by this Plan, except that the Seller may

Exhibit L
Execution Version
sell Stock outside of this Plan (and will cause others whose sales are required to be aggregated with those of Seller for purposes of compliance with volume limitations of Rule 144) only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144.  The Seller acknowledges and agrees that he/she will provide CGMI with a signed and completed Form 144 no later than five business days prior to the commencement of any Sale Period set for on Schedule A-1.

F)	Exchange Act Filings

The Seller agrees to make all filings required by the Exchange Act, if any, in connection with this Plan. CGMI will not be required to: (i) make any of these filings on the Seller’s behalf, (ii) review any Exchange Act filing made by the Seller, or (iii) determine whether any Exchange Act filing by the Seller has been made on a timely basis.  CGMI will not be liable to the Seller for any misstatement, omission or defect in any of these filings, if any.

G)	Indemnification and Limitation of Liability; No Advice

1)
The Seller agrees to indemnify, defend and hold harmless CGMI (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to: (a) any material breach by the Seller of its obligation under this Plan, (b) the material incorrectness or inaccuracy of any of the Seller’s representations and warranties (including the representation required by Section (B)(1) of this Plan), and (c) any material violation by the Seller of the applicable laws or regulations relating to this Plan or the transactions contemplated by this Plan.  This indemnification will survive the termination of this Plan.  The Seller will have no indemnification obligation to the extent caused by CGMI’s breach of this Plan or in the case of gross negligence or willful misconduct of CGMI or any other indemnified persons.

2)
Regardless of any other term or condition of this Plan, CGMI will not be liable to the Seller for: (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance, in each case, that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war (whether or not declared), acts of terrorism, or other causes commonly known as “acts of God”.  In addition, CGMI will not be liable to the Seller in the event sales of Stock made in accordance with the terms of this Plan violate the Issuer’s insider trading policies.

3)
The Seller acknowledges that CGMI has not provided the Seller with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

H)	Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

I)	Entire Agreement

Exhibit L
Execution Version
This Plan (including all Schedules) reflects the entire agreement between the parties concerning the sale of Stock under Rule 10b5-1, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral.  In the event of a conflict between the terms and conditions of this Plan and the terms and conditions of; (i) any other agreement between the Seller and CGMI concerning sales of Stock under Rule 10b5-1, or (ii) any written instructions provided by the Issuer to the Seller concerning this Plan or Rule 10b5-1 plans in general, the terms and conditions of this Plan will govern.

J)	Assignment

This Plan and the rights and obligations thereunder may not be assigned by Seller without written permission of CGMI.  Assignment of this Plan and the rights and obligations thereunder, may not be assigned by CGMI without the consent of Seller, except that CGMI may assign this Plan without Seller’s permission or consent to a broker-dealer who succeeds to the business of CGMI as a result of any acquisition, merger, consolidation, joint venture or other business combination.

K)	Enforceability in the Event of Bankruptcy

The Seller and CGMI acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

L)	Confidentiality

CGMI will maintain the confidentiality of the Plan and will not disclose the specific terms of this Plan to any person or entity, except: (i) to employees, affiliates and agents of CGMI who have a legitimate business need to know such information, (ii) to any governmental agency having jurisdiction over CGMI or any self-regulatory organization which it is a member, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

M)	Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.

All notices to CGMI under this Plan shall be provided to:

Matt Morris: matthew.t.morris@citi.com

Bob Leonard: robert.g.leonard@citi.com

Catie Hornyak: catherine.hornyak@citi.com

All notices to Seller under this Plan shall be provided to:

David Bauer: David.Bauer@kkr.com

Eric Han: Eric.Han@kkr.com

CGMI shall provide notification of all sales of Stock under this Plan (including number of shares and sale price) to Seller by e-mail at the above addresses by 6 p.m. Eastern on the day of the sale.

N)	Counterpart Signatures

Exhibit L
Execution Version
This Plan may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Plan. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Plan, or any document to be signed in connection with this Plan, shall be deemed to include electronic signatures (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

NEW OMAHA HOLDINGS L.P.		CITIGROUP GLOBAL MARKETS INC.

By:	New Omaha Holdings LLC, its general partner

By	/s/ Scott C. Nuttall	By:	/s/ Matthew T. Morris
Name:	Scott C. Nuttall	Name:	Matthew T. Morris
Title:	President	Title:	Director